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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*


                             CFI Proservices Inc.
- --------------------------------------------------------------------------------
                               (Name of Issuer)
                                 Common Stock
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)
                                   12525N100
                     -------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              PAGE 1 OF 11 PAGES


CUSIP No. 12525N100                   13G              Page  2  of  11  Pages
- ---------------------------                       ------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Mutual Life Insurance Company
      I.R.S. No. 04-1414660
- --------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) _
                                                                 (b) _

      N/A
- --------------------------------------------------------------------------------
 3    SEC USE ONLY

- --------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts
- --------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  Number of
   Shares          -0-
               -----------------------------------------------------------------
Beneficially    6  SHARED VOTING POWER
  Owned by
    Each           -0-
               -----------------------------------------------------------------
  Reporting     7  SOLE DISPOSITIVE POWER
   Person
    With           -0-
               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
               -----------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiary, John Hancock
      Advisers, Inc.

- --------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

- --------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

- --------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IC, BD, IA, HC

- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  2  OF  11  PAGES



CUSIP No. 12525N100                   13G              Page  3  of  11  Pages
- ---------------------------                       ------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Subsidiaries, Inc.
      I.R.S. No. 04-2687223
- --------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  _
                                                                 (b)  _

      N/A
- --------------------------------------------------------------------------------
 3    SEC USE ONLY

- --------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

- --------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  Number of
   Shares          -0-
               -----------------------------------------------------------------
Beneficially    6  SHARED VOTING POWER
  Owned by
    Each           -0-
               -----------------------------------------------------------------
 Reporting      7  SOLE DISPOSITIVE POWER
   Person
    With           -0-
               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
               -----------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiary, John Hancock
      Advisers, Inc.
- --------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
- --------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.
- --------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      HC
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  3  OF  11  PAGES



CUSIP No. 12525N100                   13G              Page  4  of  11  Pages
- ---------------------------                       ------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Asset Management
      I.R.S. No.   04-3279774
- --------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  _
                                                                 (b)  _

      N/A
- --------------------------------------------------------------------------------
 3    SEC USE ONLY

- --------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts
- --------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  Number of
   Shares          -0-
               -----------------------------------------------------------------
Beneficially    6  SHARED VOTING POWER
  Owned by
    Each           -0-
               -----------------------------------------------------------------
  Reporting     7  SOLE DISPOSITIVE POWER
   Person
    With           -0-
               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
               -----------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiary, John Hancock
      Advisers, Inc.

- --------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
- --------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.
- --------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      HC
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  4  OF  11  PAGES


CUSIP No. 12525N100                   13G              Page  5  of  11  Pages
- ---------------------------                       ------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Berkeley Financial Group
      I.R.S. No. 04-3145626
- --------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  _
                                                                 (b)  _

      N/A
- --------------------------------------------------------------------------------
 3    SEC USE ONLY

- --------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts
- --------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  Number of
   Shares          -0-
               -----------------------------------------------------------------
Beneficially    6  SHARED VOTING POWER
  Owned by
    Each           -0-
               -----------------------------------------------------------------
  Reporting     7  SOLE DISPOSITIVE POWER
   Person
    With           -0-
               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
               -----------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its direct, wholly-own subsidiary, John Hancock
      Advisers, Inc.
- --------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
- --------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.
- --------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      HC
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  5  OF  11  PAGES



CUSIP No. 12525N100                   13G              Page  6  of  11  Pages
- ---------------------------                       ------------------------------

 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Advisers, Inc.
      I.R.S. No. 04-2441573
- --------------------------------------------------------------------------------

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  _
                                                                 (b)  _

      N/A
- --------------------------------------------------------------------------------
 3    SEC USE ONLY

- --------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- --------------------------------------------------------------------------------
                5  SOLE VOTING POWER
  Number of
   Shares          486,400
               -----------------------------------------------------------------
Beneficially    6  SHARED VOTING POWER
  Owned by
    Each           -0-
               -----------------------------------------------------------------
 Reporting      7  SOLE DISPOSITIVE POWER
   Person
    With           486,400
               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
               -----------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      486,400
- --------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
- --------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.4%
- --------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  6  OF  11  PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

       Attention:  Intentional misstatements or omissions of fact constitute
                   Federal criminal violations (See 18 U.S.C. 1001)


         Item 1(a)  Name of Issuer:
                    --------------
                    CFI Proservices Inc.

         Item 1(b)  Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------
                    400 Southwest Sixth Avenue
                    Portland, OR  97204

         Item 2(a)  Name of Person Filing:
                    ---------------------
                    This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM"s wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

         Item 2(b)  Address of the Principal Offices:
                    --------------------------------

                    The principal business offices of JHMLICO, JHSI, and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, MA 02199.

         Item 2(c)  Citizenship:
                    -----------
                    JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.


         Item 2(d)  Title of Class of Securities:
                    ----------------------------
                    Common Stock

         Item 2(e)  CUSIP Number:
                    ------------
                    12525N100

         Item 3     If the Statement is being filed pursuant to Rule 13d-1(b),
                    ---------------------------------------------------------
                    or 13d-2(b) check whether the person filing is a:
                    ------------------------------------------------

                    JHMLICO:  (a) (X) Broker or Dealer registered under (S)15
                                      of the Act.

                              (c) (X) Insurance Company as defined in (S)3(a)
                                      (19) of the Act.

                              (e) (X) Investment Adviser registered under (S)
                                      203 of the Investment Advisers Act of
                                      1940.

                              (g) (X) Parent Holding Company, in accordance with
                                      (S)240.13d-1(b)(ii)(G).

                            PAGE  7  OF  11  PAGES

                    JHSI:     (g) (X) Parent Holding Company, in accordance
                                      with (S)240.13d-1(b)(ii)(G).

                    JHAM      (g) (X) Parent Holding Company, in accordance
                                      with (S)240.13d-1(b)(ii)(G).

                    TBFG:     (g) (X) Parent Holding Company, in accordance
                                      with (S)240.13d-1(b)(ii)(G).

                     JHA:     (e) (X) Investment Adviser registered under
                                      (S)203 of the Investment
                                      Advisers Act of 1940.

     Item 4 Ownership:
            ---------

            (a) Amount Beneficially Owned:  JHA has beneficial ownership of
                -------------------------
                486,400 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHAM, JHSI and TBFG have indirect beneficial ownership of these same shares. The shares are held by six open-end diversified management companies registered under (S)8 of the Investment Company Act and a private account for a pension system:

                    John Hancock Small Capitalization Equity Fund - 100 shares John Hancock Financial Industries Fund - 300 shares
                    John Hancock Small Capital Growth Portfolio - 2,100 shares John Hancock Discovery Fund - 70,000 shares
                    John Hancock Emerging Growth Fund - 148,900 shares
                    John Hancock Special Equities Fund - 240,000 shares Houston Municipal Employees Pension System - 25,000 shares

            (b) Percent of Class:  10.4%
                ----------------

            (c) (i) sole power to vote or to direct the vote:  JHA has sole power to vote or to direct the vote of the 486,400 shares of Common Stock under the following Advisory Agreements:

                    John Hancock Small Capitalization Equity Fund dated
                      December 11, 1995.
                    John Hancock Financial Industries Fund dated March 6, 1996. John Hancock Small Capital Growth Portfolio dated
                      March 29,1996.
                    John Hancock Discovery Fund dated December 1, 1995.
                    John Hancock Emerging Growth Fund dated December 22, 1994. John Hancock Special Equities Fund dated January 1, 1994. Houston Municipal Employees Pension System dated
                      December 22, 1995.

               (ii) shared power to vote or to direct the
                    vote:  -0-

              (iii) sole power to dispose or to direct the disposition of:
                    JHA has sole power to dispose or direct the disposition of 486,400 shares of Common Stock under the above referenced Advisory Agreements noted in 4(c)(i).

               (iv) shared power to dispose or to direct the disposition
                    of:   -0-

     Item 5 Ownership of Five Percent or Less of a Class:
            --------------------------------------------
            Not applicable.


                    PAGE  8  OF  11  PAGES

     Item 6  Ownership of More than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------
             See Item 4 above.

     Item 7  Identification and Classification of the Subsidiary which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on by the Parent Holding Company:
             -----------------------------------------------------------
             See Items 3 and 4 above.

     Item 8  Identification and Classification of Members of the Group:
             ---------------------------------------------------------
             Not applicable.

     Item 9  Notice of Dissolution of a Group:
             --------------------------------
             Not applicable.

     Item 10 Certification:
             -------------

             By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                    PAGE  9  OF  11  PAGES

                                   SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                  JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                                  By: /s/ John T. Farady
                                      ------------------------------------------
                                  Name: John T. Farady
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Senior Vice President & Treasurer
        -------------                    ---------------------------------------


                                  JOHN HANCOCK SUBSIDIARIES, INC.
                                  By: /s/ John T. Farady
                                      ------------------------------------------
                                  Name: John T. Farady
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Treasurer
        -------------                    ---------------------------------------



                                  JOHN HANCOCK ASSET MANAGEMENT
                                  By: /s/ James H. Young
                                      ------------------------------------------
                                  Name: James H. Young
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Secretary
        -------------                    ---------------------------------------



                                  THE BERKELEY FINANCIAL GROUP
                                  By: /s/ Susan S. Newton
                                      ------------------------------------------
                                  Name: Susan S. Newton
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Vice President
        -------------                    ---------------------------------------



                                  JOHN HANCOCK ADVISERS, INC.
                                  By: /s/ Susan S. Newton
                                      ------------------------------------------
                                  Name: Susan S. Newton
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Vice President
        -------------                    ---------------------------------------



                    PAGE  10  OF  11  PAGES

                                                              EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of CFI Proservices Inc., is filed on behalf of each of them.

                                  JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                                  By: /s/ John T. Farady
                                      ------------------------------------------
                                  Name: John T. Farady
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Senior Vice President & Treasurer
        -------------                    ---------------------------------------


                                  JOHN HANCOCK SUBSIDIARIES, INC.
                                  By: /s/ John T. Farady
                                      ------------------------------------------
                                  Name: John T. Farady
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Treasurer
        -------------                    ---------------------------------------



                                  JOHN HANCOCK ASSET MANAGEMENT
                                  By: /s/ James H. Young
                                      ------------------------------------------
                                  Name: James H. Young
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Secretary
        -------------                    ---------------------------------------



                                  THE BERKELEY FINANCIAL GROUP
                                  By: /s/ Susan S. Newton
                                      ------------------------------------------
                                  Name: Susan S. Newton
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Vice President
        -------------                    ---------------------------------------



                                  JOHN HANCOCK ADVISERS, INC.
                                  By: /s/ Susan S. Newton
                                      ------------------------------------------
                                  Name: Susan S. Newton
                                        ----------------------------------------
Dated:  June 10, 1996             Title: Vice President
        -------------                    ---------------------------------------


                    PAGE  11  OF  11  PAGES